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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-35050) of i2 Technologies, Inc. and in the Registration Statements on Form S-8 of i2 Technologies, Inc. (File Nos 333-96341, 333-31342, 333-85791, 333-53667, 333-28147, 333-27009, 333-03703 and 333-36478) of our
report dated January 26, 1998, except with respect to paragraph 3 of Note 4, as to which the date is August 14, 1998 and paragraph 4 of Note 4, as to which the date is March 10, 2000, with respect to the consolidated financial statements of Aspect Development, Inc. included in the Current Report on Form 8-K of i2 Technologies, Inc.

                                                /s/ Ernst & Young LLP
Palo Alto, California
June 20, 2000